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                                                                    EXHIBIT 99.2

TRICORD ANNOUNCES UPCOMING CONFERENCE VENUES, PLANS FOR PRODUCT
ANNOUNCEMENT AND RELEASE
WRABETZ TO SPEAK AT INVESTMENT SYMPOSIUM; COMPANY TO DEMO TECHNOLOGY AT STORAGE NETWORKING WORLD

MINNEAPOLIS, MN (OCTOBER 25, 2000)- Tricord Systems, Inc. (Nasdaq: TRCD), today announced that President and COO Joan Wrabetz is a speaker at the upcoming C.E. Unterberg, Towbin E-Business Software & Storage Symposium on October 26, 2000 in New York, NY. Wrabetz will present an overview of Tricord's unique aggregation technology and discuss the Company's direction in the server appliance market. The event will be webcast live at http://www.corporate-ir.net/media_files/priv/unterberg/pre_event_page.htm during session five at 3:20 p.m. (EST), and also available for replay on the site for a limited time.

Tricord is currently completing the development of its initial server appliance for network-attached storage. The product has been in limited external testing for the past three months, and the Company expects to enter the next phase of beta testing within a few weeks. Tricord plans to announce the product in mid-December 2000, with general availability anticipated in the second half of Q1, 2001.

Tricord also will be providing technology demonstrations to industry analysts and press in conjunction with the Storage Networking World conference on October 30-31 in Orlando, Florida. The by-appointment demonstrations will provide an overview of the capabilities of Tricord's revolutionary aggregation technology based on its patented distributed file system software.

"Tricord is gearing-up to deliver on the promise of seamless aggregation - with appliance products that are easily deployed and managed as a single pool," says Wrabetz. "We are very excited to show industry leaders and influencers the richness and elegance of the technology as we prepare to formally introduce it to the marketplace."

For more information on these venues, please visit our web site and follow the links at http://www.tricord.com/news/events.asp.
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ABOUT TRICORD

Tricord Systems, Inc. designs, develops and markets a line of innovative server appliances that enable critical business services ranging from data storage and content management to eCommerce. Based on revolutionary distributed file system technology, these intelligent, single purpose devices feature seamless aggregation with unprecedented ease of management. Founded in 1987, Tricord systems in based in Plymouth, MN, with offices in Colorado, California and Georgia. For general information, visit the Company's web site at www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1996: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to complete development and release commercially its server appliance products, the ability to enter into OEM relationships or otherwise develop distribution capabilities, the market acceptance of Tricord-enabled products, the ability of the Company to protect and enforce its intellectual property rights, the ability of the Company to raise additional capital if needed and to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


For more information, please contact:
Matt Harris, JWT Specialized Communications
314-432-6300

or

Elizabeth Hersey, Tricord Systems, Inc
763-551-6609